UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Attached hereto is a press release of Qualstar Corporation, a California corporation (“Qualstar”), dated February 13, 2013, commenting on the announcement by BKF Capital Group, Inc., an entity controlled by Steven N. Bronson, that it was terminating its unsolicited partial tender offer to purchase up to 3,000,000 shares of Qualstar’s common stock, or approximately 24.5% of Qualstar’s outstanding shares, for $1.65 per share in cash.  This press release has been posted on Qualstar’s website at www.qualstar.com.

FOR IMMEDIATE RELEASE

For more information, contact:

Mark H. Harnett / Paul Schulman	Vanessa Lehr/Annie Leschin
MacKenzie Partners, Inc.	Investor Relations
(212) 929-5500	StreetSmart Investor Relations
(415) 775-1788

QUALSTAR CORPORATION COMMENTS ON BKF CAPITAL’S
ABRUPT TERMINATATION OF ITS UNSOLCITED PARTIAL TENDER OFFER

- Ended Bid Marks the Latest Failed Attempt by BKF Capital and Steven Bronson To Take
Control of Qualstar Without Paying Shareholders an Appropriate Control Premium -

SIMI VALLEY, Calif., February 13, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today commented on the announcement by BKF Capital Group, Inc., an entity controlled by Steven N. Bronson, that it was abruptly terminating its unsolicited partial tender offer to purchase up to 3,000,000 shares of Qualstar’s common stock, or approximately 24.5% of Qualstar’s outstanding shares, for $1.65 per share in cash. Had the tender offer been completed and fully subscribed, BKF Capital and Mr. Bronson would have collectively owned approximately 43.2% of Qualstar’s outstanding shares.

As BKF Capital indicated in its Schedule TO, one of the purposes of its unsolicited partial tender offer was to obtain a “controlling influence” over Qualstar.  This is not the first time that BKF Capital and its controlling shareholder, Mr. Bronson, have failed in their attempt to gain control of Qualstar without paying shareholders an appropriate control premium. Last June, BKF Capital and Mr. Bronson failed in their efforts to replace the entire membership of the Qualstar Board with their “hand-picked” nominees. In addition, BKF Capital and Mr. Bronson have notified Qualstar that they will pursue another proxy contest to replace the entire Qualstar Board with their hand-picked nominees at this year’s annual shareholder meeting. As such, shareholders can expect to be faced with yet another attempt by BKF Capital and Mr. Bronson to take control of Qualstar without paying shareholders any premium for such control. In the weeks ahead, Qualstar intends to communicate further with its shareholders with respect to the choices that will be before them at this year’s annual shareholders meeting.

Lawrence D. Firestone, Qualstar President and Chief Executive Officer said, “As we continue to execute our strategic turnaround plan for Qualstar, with positive results already reported, Mr. Bronson and BKF Capital have once again caused us a needless and wasteful distraction.  In first commencing their ill-advised partial tender offer and then abruptly terminating it, they have forced our Board and management team to devote significant resources – including management time and shareholder money – to protect the interests of ALL shareholders, when these resources could have been better devoted to our ongoing efforts to transform Qualstar. We remain committed to transforming and refocusing Qualstar on its growing core storage and power supply businesses and, accordingly, driving sustainable revenue, profitable growth and increasing returns for ALL shareholders.”

On the evening of February 11, 2013, BKF Capital filed with the U.S. Securities and Exchange Commission an amendment to its Tender Offer Statement on Schedule TO terminating its partial tender offer. The termination of the tender offer occurred just hours before Qualstar was planning to file its Solicitation / Recommendation Statement on Schedule 14D-9 which would have contained its Board’s  recommendation to shareholders as to whether to tender their shares into BKF Capital’s offer and the reasons for such recommendation. While the tender offer’s termination eliminated the need for the Qualstar Board to make a recommendation or file a Schedule 14D-9 with the SEC, shareholders should be aware that it is the unanimous view of the Qualstar Board, after careful review and consideration, and in consultation with its financial and legal advisors, that BKF Capital’s unsolicited partial tender offer was inadequate and was not in the best interests of Qualstar and all of its shareholders.

In reaching its view that BKF Capital’s unsolicited partial tender offer was not in the best interests of all Qualstar shareholders, the Qualstar Board considered numerous factors, including, but not limited to, the following:

•
The Qualstar Board’s belief that the continued implementation of Qualstar’s strategic plan, under the leadership of its new President and CEO, Lawrence D. Firestone, will generate greater value for shareholders than would have been realized by BKF Capital’s partial tender offer. The Qualstar Board took into account the swift and decisive actions that have been taken under Qualstar’s new leadership to (i) transform Qualstar’s value proposition from being a manufacturing-based company to a more nimble, lower overhead company focused on engineering and sales, (ii) enhance its prospects for growth and value creation, and (iii) create a platform for long-term growth, sustainable profitability, market leadership and increasing returns for investors.  The Qualstar Board also took into consideration that, as a result of the efforts spearheaded by its new leadership, less than two fiscal quarters into the implementation of Qualstar’s refocused strategy, Qualstar has made significant and substantial progress and is starting to realize the benefits of many of the actions that its new leadership has implemented to transform and refocus Qualstar;

•
The Qualstar Board’s belief that BKF Capital’s partial tender offer was inadequate, and, in not paying shareholders an appropriate control premium for their shares, did not provide full and fair value for ALL outstanding Qualstar shares. As BKF Capital noted in its Schedule TO, the offer price represented the price at which it was willing to purchase shares and not an assessment of the shares’ value. BKF Capital also indicated that it arrived at the offer price with the intention of making a profit from the ownership of the shares and that its objective was to establish the lowest price that might be acceptable to shareholders;

•
The Qualstar Board’s belief that BKF Capital’s partial tender offer was opportunistically timed to (i) take advantage of Qualstar’s depressed stock price which is at historically low levels, and (ii) allow BKF Capital to acquire shares of Qualstar at an inadequate price before the market recognizes Qualstar’s potential for growth and value creation as Qualstar, under its new leadership, continues to implement a strategic plan for transforming Qualstar;

•
That the Qualstar Board had received the opinion of Needham & Company, LLC, Qualstar’s financial advisor, that as of February 11, 2013 and subject to and based on the assumptions, qualifications and other considerations set forth in its opinion, BKF Capital’s offer price was inadequate, from a financial point of view, to Qualstar’s shareholders (other than BKF Capital and its affiliates);

•	The Qualstar Board’s belief that BKF Capital’s partial tender offer as a partial bid was structurally and inherently coercive; and

•
BKF Capital’s partial tender offer was subject to numerous conditions, which created significant uncertainty about whether the offer would be consummated and a number of the conditions gave BKF Capital wide latitude not to consummate its tender offer.

Needham & Company, LLC is acting as financial advisor to Qualstar and Stradling Yocca Carlson & Rauth, P.C. and Alston & Bird LLP are acting as legal advisors to Qualstar.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased global competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Additional Information And Where To Find It

Qualstar, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with Qualstar’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). Qualstar plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT QUALSTAR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in Qualstar’s Annual Report on Form 10-K for the year ended June 30, 2012, filed with the SEC on September 21, 2012 (as amended with the filing of a Form 10-K/A on October 29, 2012), and in Qualstar’s definitive proxy statement for its 2012 Annual Meeting of Shareholders, filed with the SEC on February 13, 2012. To the extent holdings of Qualstar’s securities have changed since the amounts shown in the Form 10-K/A filed on October 29, 2012, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by Qualstar with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at Qualstar’s website (www.qualstar.com) or by writing to Mr. Lawrence D. Firestone, President and Chief Executive Officer, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, CA 93063. In addition, copies of the proxy materials, when available, may be requested from Qualstar’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.